Exhibit 10.1

FINANCIAL MARKETING SERVICES AGREEMENT

THIS FINANCIAL MARKETING SERVICES AGREEMENT, including all schedules attached hereto (the “Agreement), is made as of May 21, 2024 (the “Effective Date”).

BETWEEN:

IDR Marketing, Inc., a California Corporation with its registered office located at 100 Oceangate, 12th Floor, Long Beach, CA, USA, 90802 (“IDR”) *Agency of Record moving forward to be identified as: IDR Marketing Inc. (or IDR)

AND:

Roth CH Acquisition V Co., with its registered office located at 888 San Clemente Drive, Suite #400, Newport Beach, California, 92660 (the “Client”).

(IDR and Client company are sometimes referred to collectively as the “Parties” and each as a “Party”)

WHEREAS:

A.	IDR is in the business of providing strategic offline and online (media services), marketing and data analytics services;

and

B.	Client wishes to obtain strategic media services, marketing, communications and data analytics services from IDR by this Agreement, along with one or more specific work orders in the form of multiple schedules (collectively, “Work Orders or Billings”) the terms and conditions of which will govern the Client’s ongoing relationship with IDR.

Terms and Conditions

1.	Scope of Financial Marketing Services: IDR shall perform for Client strategic digital media services, marketing, and deliver data analytics including but not limited to the services described in each proposed budget or work order (the “Services”).

2.	Binding Agreement, Term Budget Outline and Work Orders: This Agreement between the Parties shall constitute a binding agreement, the terms and conditions of which shall apply to each budget outline or work order or addenda to any work order. A Work Order or Billing shall be binding upon the Client only when such Work Order or Billing is executed by both IDR and the Client.

3.	Service Descriptions: In addition to any descriptions of Services set forth in a Work Order or Billing provided, certain Services that may be listed from time to time in a Work Order or Billing are described as follows:

(a)	Content Development: Headline Development, Image Curation
(b)	Web Development: Landing Page creation, Software Setup and Configuration
(c)	Media Buying & Distribution whether through managed web properties or through multiple channel partners: Digital Advertisement Placement, Sponsored Article Placement, Native Advertisement Distribution, Display Advertisement Distribution, Push Notification Distribution, Search Engine Marketing, News Event Support, and Social Media Initiatives.
(d)	Campaign Reporting & Optimization: Analytical Reporting, Campaign & Budget Adjustments, Campaign Schedule Adjustments, and Campaign Budget Allocation Adjustments.

4.	Third Party or Channel Partner Service Providers: The Client acknowledges and agrees that during the course of providing the Services, IDR may use the services of carefully chosen certain third parties, and accordingly, the Client agrees to provide IDR with any additional information or materials reasonably required by such third parties to provide their services. An example of third parties here is on a case-by-case basis.

5.	Term: The term for this Agreement shall be from the Effective Date of May 21, 2024 to an end date of August 12, 2024. Notwithstanding the foregoing Client may terminate this Agreement upon 7 day’s written notice to IDR.

6.	Billing and Payment Terms: IDR shall be paid upfront for the Services pursuant to the rate and other particulars set forth in the Work Order or Billing. If any invoice is not paid, and work has been performed on the behalf of the Client, it is understood, within seven (7) days of the date of such invoice, IDR may suspend its duties/ performance under the Work Order or Billing without liability or penalty at its sole discretion. Interest shall accrue on the balance of any overdue invoice at a rate equal to one- and one-half percent (1.5%) per month or eighteen percent (18%) per annum. IDR may also impose a late payment penalty equal to five percent (5%) of any overdue balance. The Client and its principals shall bear IDR’s costs of collection, including reasonable attorney’s fees, court costs and related expenses.

7.	Representations and Warranties:

(a)	The Parties represent and warrant that: (i) they are companies duly organized and in good standing within their respective jurisdictions (ii) this Agreement has been duly authorized, executed and delivered; and (iii) this Agreement, when executed, does not violate any existing agreements to which the Parties are otherwise bound.

(b)	Additionally, the Client warrants and represents to IDR that with respect to any information or materials provided by the Client to IDR, including, without limitation, any intellectual property of any kind (the “Materials”), the Materials nor any part thereof violate or will violate, or infringe or will infringe, any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil, or property right or right of privacy or “moral right of author,” or any law or regulation or other right whatsoever of any person, firm, corporation or association.

8.	Confidentiality: During the course of providing Services throughout the term of this Agreement, each Party shall come into possession of confidential materials and proprietary information that pertains to the other Party’s business. Such information includes, but is not limited to product samples, marketing strategies, business processes, client lists, prospect lists, member names and other database information, marketing records and procedures. Such information is hereby deemed the exclusive property of the disclosing Party and shall not be divulged, utilized, or made accessible to any third Party except as is required to perform the Services covered under the terms of this Agreement. The receiving Party shall return Confidential Information to the disclosing Party upon the completion of Services or if requested in writing by the disclosing Party. It is further expressly understood that all information relating to IDR industry contacts, processes, systems, data collection methodologies and analytic reports and procedures used to support the Services described in this Agreement are confidential and belong exclusively to IDR and may not be copied or made available to any third Party, individual, organization or business without the consent of IDR. These obligations with respect to confidential information, shall survive the termination of this Agreement. Neither Party shall be held responsible for similar information already in the public domain or be held responsible for any similar information that may enter the public domain through no fault of the other Party. IDR shall not, and it shall direct its officers, directors and employees to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Client securities, except in compliance with all applicable securities laws, including Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) use or disclose or permit any other person to use or disclose any information that Client has made or makes available to IDR in violation of the Exchange Act, the Securities Act of 1933, as amended, or any other applicable securities law; or (iii) disclose to any third party any non-public information about the Client, New Era Helium Corp., the proposed business combination or the other transactions contemplated thereby.

9.	Ownership of Work Product: As part of the Services, IDR may create or cause to be created content in a variety of media formats and web properties for the benefit of Client. Subject to restrictions noted below, IDR agrees and acknowledges that images, logos, trademarks, slogans, artwork, videos, written materials, drawings, and photographs that are created specifically as part of this content for the Client by IDR (or caused to be made for IDR by its own merit or contractors/ channel partners) under this Agreement and accepted by the Client (collectively the “Content Work Product”) are the property of IDR (the publisher). In addition, the Client agrees and acknowledges that some aspects of intellectual property used in connection with the Services provided to the Client may be subject to copyright, trademark, patent, or similar protection owned and/or controlled and/or licensed by IDR, (collectively the “Intellectual Product”). To the extent any part of the Content Work Product is either owned by IDR or licensed to IDR by a third party for IDR’s use and readership enjoyment, IDR shall retain all rights, title, and interest to all publishing (publishing rights) to its multiple web-properties and includes the licensed portion of the Content Work Product to any modifications, updates or improvements made thereto and IDR may use such parts of Content Work Product as part of its services to other (non-Client) shared parties. For greater clarity, it is understood that IDR may, on occasion, use licensed materials from third parties or its own Intellectual Product for inclusion in Content Work Product. In such circumstances, ownership of such licensed materials remains with the licensor or with IDR commissioned work, as the case may be, at the conclusion of the term of the license and does not belong to the Client.

10.	Acceptance of Content Work Product: After review of IDR’s Creative Content & Work Product, the Client shall provide IDR with acceptance of the Content Work Product approval including creative direction, ad development and marketing dollar (spend) allocation. Client shall have three (3) business days to approve such Content and placement directives. After the expiration of three (3) business days, IDR will make a second request for approval for response due in twenty-four (24) hours. If no response is received to the second request within twenty-four (24) hours, then the Client shall be deemed to have approved such Content Work Product and budget allocation. It is understood that IDR shall not be obligated to make an independent investigation of any information provided by the Client and that IDR shall have the right to rely exclusively upon the accuracy of all statements (financial, reporting and otherwise), information and documents provided by the Client to IDR.

11.	Grant of License to Content Work Product: IDR grants the Client a limited, non-exclusive right to use any aspect of the Content Work Product not owned by the Client, but only for the uses associated with the projects described in the Work Order or Billing, agreed by the Parties, and only in the event the following conditions are met: (1) such Content Work Product is accepted in writing by the Client; (2) Client pays all fees and costs associated with creation and, where applicable, producing such Content Work Product.

12.	Indemnification & Liability—IDR Marketing Inc.: IDR shall indemnify, defend and hold harmless the Client, its parents, subsidiaries and affiliates, their respective members, directors, officers, employees, agents, attorneys, affiliates, successors, and assigns from all claims, losses, liabilities, damages, suits, actions, government procedures, taxes, penalties or interest, associated auditing and legal expenses and other costs incurred by Client (including reasonable attorneys’ fees and costs of suit), arising from IDR’s: (a) material breach of its duties hereunder; (b) misrepresentation or breach of any representation, warranty, obligation or covenant of this Agreement and (c) gross negligence or willful misconduct. IDR’s indemnity shall be unconditional and unlimited in amount.

13.	Indemnification & Liability—Client: The Client shall indemnify, defend and hold harmless IDR, its parents, subsidiaries and affiliates, their respective directors, officers, employees, agents, attorneys, affiliates, successors, and assigns from all claims, losses, liabilities, damages, suits, actions, government procedures, taxes, penalties or interest, associated auditing and legal expenses and other costs incurred by IDR (including reasonable attorneys’ fees and costs of suit), which in any way arise out of: (a) Client’s instructions to IDR regarding performance of IDR’s duties hereunder; (b) Client’s misrepresentation or breach of any representation, warranty or covenant of this Agreement and (c) Client’s gross negligence or willful misconduct. The Client’s indemnity shall be unconditional and unlimited in amount.

14.	Compliance With Laws: IDR (a) is in compliance in all material respects with applicable laws and has all material permits, licenses and other authorizations required of IDR under applicable laws and (b) shall duly observe and conform in all material respects to all applicable laws, permits, licenses and other authorizations during the term of this Agreement.

15.	IDR Marketing, Inc—Freedom to Work: The Client acknowledges that IDR and any channel partners & affiliates are in the business of providing strategic media content, marketing and data analytics services to others. Nothing herein contained shall be construed to limit or restrict IDR in conducting such business with respect to others, or in rendering such advice to others. IDR shall perform its services hereunder as an independent contractor and not as an employee of the Client or affiliate thereof. It is expressly understood and agreed to by the Parties hereto that IDR shall have no authority to act for, represent or bind the Client or any affiliate thereof in any manner, except as may be agreed to expressly by the Client in writing from time to time, and as necessary to complete a Work Order or Billing.

16.	Binding Effect: The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns. Neither Party shall assign this Agreement without the express written consent of the other Party.

17.	Headings: The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18.	Amendment: Only a written instrument signed by the Parties hereto may amend this Agreement.

19.	Applicable Law: This agreement is governed by the laws of the State of California. This Agreement is deemed to be executed in the State of California, which shall be the sole venue for any causes of action arising from this Agreement.

20.	No Solicitation: During the term of this Agreement and for a period of two (2) years thereafter, the Parties agree not to solicit the services of, either as an employee or contractor, any employee, data source, contractor, partner or affiliate of the other Party who became known to the other Party as a result of performing duties under this Agreement.

21.	Enforcement: The failure of either Party to insist upon strict performance of a provision or to exercise any right hereunder shall not be construed as a waiver of such Party’s right to rely on such provision or assert any such right in that or any other instance.

22.	Survival: The obligations contained in paragraphs 8, 9, 12, 13, 14 and 30 of this Agreement, along with any Indemnification provisions of any kind set out in this Agreement (including any Work Order or Billing) shall survive the termination of this Agreement for a period of five (5) years.

23.	Waiver: Any delay, waiver, or omission by the Client or IDR to exercise any right or power arising from any breach or default of the other Party in any of the terms, provision, or covenants of this Agreement shall not be construed to be a waiver by Client or IDR of any subsequent breach or default of the same of other terms, provisions, or covenants on the part of the other Party.

24.	Counterparts: This Agreement and any Work Order or Billing thereunder may be executed in counterparts, each of which shall be deemed one and the same instrument. A facsimile/ email transmission of this Agreement and any Work Order or Billing thereunder bearing a Party’s signature shall be legal and binding on such Party.

25.	Severability: The invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of any other provisions.

26.	Relationship: Neither Party shall be or represent itself to be an agent, employee or joint venture of the other, nor shall either Party have or represent itself to have any power or authority to act for, bind or commit the other.

27.	Notices: All notices and other communications provided from herein shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by registered or certified mail or email with receipt, to the Party to whom it is directed.

28.	Uncontrollable Events (Force Majeure): No Party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises for reasons beyond the reasonable control of such Party. The time for performance of any act delayed by such causes shall be postponed for a period equal to the delay; provided, however, that the Party so affected shall give prompt notice to the other Party of such delay and the reasons for such delay. The Party so affected, however, shall use its best efforts to avoid or remove such causes of non-performance and to complete performance of the act delayed, whenever such causes are removed.

29.	Additional Assurances and Documents: The Parties further agree to execute, acknowledge and deliver to each other, or procure the execution, acknowledgment and delivery to each other of any and all further assignments and other instruments, in form approved by counsel for each of the Parties, acting reasonably, necessary or expedient to carry out and effectuate the purposes and intent of the Parties as herein expressed.

30.	Trust Account Waiver. Reference is made to the Final Prospectus of the Client, dated November 30, 2021 (the “Prospectus”). Capitalized terms used in this section and not otherwise defined herein shall have the meanings assigned to them in the Prospectus. IDR confirms that it has read the Prospectus and understands that the Client has established the Trust Account, initially in an amount of at least $101,500,000, for the benefit of the Public Stockholders and that, except for the interest earned on the amounts held in the Trust Account, the Client may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event of the conversion of their shares upon consummation of a Business Combination or upon an amendment to the Client’s Amended and Restated Certificate of Incorporation as described in the Prospectus, (ii) to the Client in limited amounts for its income and other tax obligations, (iii) to the Public Stockholders in connection with the Client’s liquidation in the event the Client is unable to consummate a Business Combination within the required time period or (iv) to the Client concurrently with, or after it consummates a Business Combination. For and in consideration of the Client agreeing to use the services of the undersigned, the undersigned hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any services provided to the Client and will not seek recourse against the Trust Account for any reason whatsoever.

31.	Compliance with Securities Laws. IDR acknowledges that Client has certain obligations under law, including but not limited to, United States securities laws, and IDR agrees to cooperate with Client in Client’s efforts to comply with its legal obligations related to the Services. In particular, IDR agrees as follows: IDR will not release or publish any communication, press release, article, tweet, video, social media posting or similar communication related to the Client or its proposed business combination (collectively “Communications”), unless (1) Client and its legal counsel have had the opportunity to review and approve such Communication and (2) such Communication includes all written disclaimers or legends as counsel to Client may require.

32.	No Trading or Short Position. None of IDR, any IDR subsidiary, or any of its managers and officers, members and employees has engaged in any short sale of Client’s voting stock or any other type of hedging transaction involving Client’s securities (including, without limitation, depositing shares of Client’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Client’s securities).

33.	Entire Agreement: This Agreement, the attached Schedules “A” and ”B” and any Work Order or Billing created pursuant to this Agreement, along with any schedules or appendices attached thereto, if any, contains the entire agreement between the Parties respecting the subject matter, and supersedes all other agreements whether written, or oral between the Parties, it being expressly understood that there are no other representations, terms, warranties, conditions, guarantees, promises, agreements, collateral contracts or collateral agreements express or implied, or statutory, other than those contained in this Agreement, any Work Order or Billing and that this Agreement and any Work Order or Billing represents the whole of the Agreement between the Parties, and no alteration, modification or amendment hereof shall be binding unless made in writing and signed by the Parties hereto.

WHEREFORE, IN CONSIDERATION of the premises herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each of the Parties who have executed this Agreement agree to all of the terms and conditions set out in this Agreement, including Schedules “A” and “B”, attached hereto.

IN WITNESS WHEREOF the following Parties have executed this Agreement as of the date and year first above written.

IDR Marketing, Inc.		Roth CH Acquisition V Co.
Per: Linda Josey, President		Per: John Lipman, Co – CEO
Signature: /s/ Linda Josey	5/21/2024	Signature:/s/ John Lipman	5/21/2024
Authorized Signatory	Date	Authorized Signatory	Date

[Remainder of page left blank intentionally blank]

SCHEDULE “A”

Form of Work Order – Creative Development Budget – Initial Hard Costs – Billing Payable Immediately

1)	Copywriting [main landing page and email creative copy]: US$7,500

2)	Development

·	Landing page development, art and licensing

·	Ad copy development and creation including text, native and banner specific ads

·	Ad artwork including licensing fees of images required US$5,000

3)	Project management fee: (IDR marketing team - two months dedicated): US$10,000

4)	Contributor endorsement fee: US$2,500

5)	Copy/ Story Rewrite: transition or change-up storyline from Roth SPAC to closing of New Era go-public closing of transaction perspective: US$2,500

TOTAL US$27,500 *Special note: IDR Marketing requires a minimum of two months for creative development on the file

Creative Billing Sign-off:

IDR Marketing, Inc.		Roth CH Acquisition V Co.

Per: Linda Josey, President		Per: John Lipman, Co – CEO

Signature: /s/ Linda Josey	5/21/2024	Signature /s/ John Lipman	5/21/2024
Authorized Signatory	Date :	Authorized Signatory	Date

SCHEDULE “B”

Proposed Initial Marketing Strategy and Scope of Budget Provided for Roth CH Acquisition V Co.

SPECIAL NOTE #1: While this is a proposed financial marketing budget in order to market the upcoming acquisition of New Era Helium, we need to collectively understand this to be a dynamic budget and can and may likely change in order to maximize performance with the intention to benefit all parties. Further, it is our understanding that we are not to exceed a US$300,000 budget for marketing services during this pre-marketing period prior to closing the New Era Helium transaction.

SPECIAL NOTE #2: We have not built out the creative (the story or value proposition) as of yet. This gameplan is being provided on a pre-creative (step one/ building out the story) basis.

We are including some marketing thoughts and ideas of how best to market your SPAC. However, this financial marketing strategy may change with best effort to maximize performance. We are providing an outline only to better understand the multiple components associated in order to build a successful campaign.

Assess and Take Advantage of IDR-Owned Data

We have a number of unique ingredients that makes our financial programs unique including:

Data-driven ad programs that get results. Data is the ultimate king when it comes to targeting potential investors who might be interested in your company stock.

Data owned inhouse:

•	50,000 investor household addresses that we repurpose online (pulled from multiple NOBO lists). We build what we call a “look-a-like” highly targeted ad campaign online reaching the very same investors at a lower CPC (cost- per-click) VS anyone else.
•	250,000 visitor data or what we call meta-data stored from our wholly owned financial news website, FinancialNewsNow. This is very important visitor data that assists us in retargeting previous investors who have previously visited our financial website.
•	30,000+ followers on social media including X (Twitter), Facebook, Pinterest, Reddit and StockTwits.

Develop a Custom Financial Marketing Strategy for Roth CH Acquisition V Co. & Prepare New Era Helium Launch

#1 Ticker tagged news release

Through our long-standing relationships, IDR Marketing is one of the very few select firms able to issue multiple symbol Ticker Tag Press Releases that greatly enhance the exposure of a company's news. Our Ticker Tag Press Releases are unique and far superior to other forms of these types of press releases simply because our releases are able to reach over 1,000+ financial news sites where others cannot such as Comtex, StockWatch, MarketWatch, Morningstar, E*TRADE, TDAmeritrade, SogoTrade, Benzinga, Barchart, TMX Money, QuoteMedia and many more.

•	Ticker Tag Press Release inclusive of up to 5X total ticker symbols of industry-related companies that operate within your space. By legally ticker-tagging stock symbols within your sector, we have the ability to target investors already invested in your sector. Along with increased traffic generation specific to your sector, we are able to include other industry/ sector hot news related NASDAQ & NYSE companies in the same ticker tag press release that includes company's news, the chances that your news story will be read by a larger number of retail investors exponentially increases.

•	IDR and our channel partners will publish an industry article highlighting and featuring your news with specific content focusing on your industry sector and industry peers disseminated to top tier 1 financial sites and portals including Yahoo.finance, Google News, and Bing, including amplified syndication across multiple social media and financial websites.

With our proprietary 2-day coverage package, your news will gain enhanced exposure & momentum resulting in reaching a wider audience for your public debut.

Budget: US$7,500

#2 Data focused social media push campaign on Facebook

Our highly successful Facebook Ad program supports key specialized initiatives. Behavioral and demographic-specific targeting tactics that enable and encourage viral sharing, improved audience reach and increased community awareness. 5 team members are dedicated to manage this social awareness program.

This program includes utilizing IDR’s exclusive in-house proprietary data, encompassing US investor data. Our 50,000 strong data points are used to target and build a ‘look-a-like’ extension campaign based on similar behaviors and demographics with the intent to get in front of proactive investors. This program is successful based on our experience to capitalize on Facebook’s algorithms. Typical ‘look-a-like’ investor audiences based on our in-house data have previously exceeded a universe of upwards of 500,000 investors. (This program is for 30 days)

Budget: US$25,000

#3 Financial-News-Now Social Media Program:

Team of 5 manage an online social media push promoting company news, developments and push campaign directing to company approved landing page which includes targeted messaging. Targeting over +30,000 people currently following FNN on multiple social platforms. Term period: 3 months or $5,000 per/mo.

Budget: US$25,000

#4 Finfluencer Program

Not to be confused with what has become the “influencer” designation. Through our channel partners, we have built out a solid finfluencer network that regularly posts on multiple financial message boards topping out at over 1,000 message boards and growing. This has taken over 5 years to build a solid and trusted following. In order to create energy and hype surrounding the anticipated launch of New Era Helium. We need to pre-market (without names mentioned to stay compliant) and launch a “welcome” public launch messaging tactic. The finfluencer team will continue to push traffic to our landing page and news events over a three-month period.

Budget: US$35,000 (minimum 3-month term)

#5 Targeted IDR ‘Display’ ‘Native’ ‘Ad Words’ Traffic Campaign:

Through premium multiple ad placement networks, driving traffic to our approved financial marketing landing page through a combination of native, text, and primarily display (banner) ads. Implementing specialized marketing tactics to drive traffic on multiple web properties to further drive readership and awareness about New Era’s investment potential. We target 500+ financial websites with an overall marketing reach of +7 billion impressions. In order to execute on delivering ads on; Forbes, Dow-Jones, CNN Money and Globe & Mail to serve as examples, we need to pre- purchase ad traffic with a meaningful budget. Term period: 60 days — subject to click through.

Budget: US$150,000 ($75,000 per/mo)

#6 Reddit Financial Marketing Program:

We have all witnessed the power of Reddit and the stocks involved in the meme stock movement. This includes r/investing, r/wallstreet & r/wallstreetbets. Reddit became the second most downloaded app just a couple years ago. r/wallstreetbets saw over a +3,000% increase in viewership. Reddit has more users seeking finance and business information than CNBC, The Wall Street Journal, Bloomberg and The Economist. In fact, previous reporting suggests 1 in 5 retail investors visit Reddit before making a buying decision. This is powerful data! IDR has taken advantage of the Reddit platform with very successful results.

Budget US$20,000 ($10,000 per/mo)

#7 Stocktwits Financial Marketing Program:

Deemed as one of the largest communities for investors and traders to share information. Stocktwits started in 2008 as an app built on Twitter and was the first to organize conversations around tickers using the cashtag (e.g.

$AAPL). Stocktwits has become a very powerful tool reaching investors by strategically serving ad and ad copy to potential investors.

Budget US$10,000 (30-day commitment)

Proposed total budget = US$272,500 [and up to $300,000 commitment]

Other financial marketing considerations include:

Specialized PPC Email:

Access to triple ‘A’ highly targeted investor email lists. Click-through would lead to our custom-designed landing page, with pre-approval by the company, maximizing investor response and ROI. List selection includes primary & premium representation. This is a pay-per-click program, where payment is only applied per/click.

YouTube Traffic Campaign:

Drive traffic independently through YouTube advertising, reaching a completely different investor audience that is videocentric vs. copy focused, to ultimately increase viewership and traffic to the company story & custom designed company financial market video.

Press Agent:

Companies need more news story exposure. The investment community would benefit from hearing your company story. By engaging our in-house press agent, will benefit and support major news announcements.

We have been successful targeting key National press including CNBC, FOX News, WSJ, LA Times, Financial Times, Yahoo.Finance, Globe & Mail, CBS News, among others.